NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                            FOR IMMEDIATE RELEASE

                                                            Jan. 25, 2011

Norfolk Southern reports 2010 fourth-quarter and full-year results

For fourth-quarter 2010 vs. fourth-quarter 2009:

•         Railway operating revenues increased 14 percent to $2.4 billion.

•         Income from railway operations improved 17 percent to $642 million.

•         Net income increased 31 percent to $402 million.

•         Diluted earnings per share rose 33 percent to $1.09.

•         The railway operating ratio improved by 1 percent to 73.2 percent.

For 2010 vs. 2009:

•         Railway operating revenues increased 19 percent to $9.5 billion.

•         Income from railway operations improved 36 percent to $2.7 billion.

•         Net income increased 45 percent to $1.5 billion.

•         Diluted earnings per share rose 45 percent to $4.00.

•         The railway operating ratio improved by 5 percent to 71.9 percent.

NORFOLK, VA. - Norfolk Southern Corporation today reported fourth-quarter 2010 net income of $402 million, or $1.09 per diluted share, 31 percent higher compared with $307 million, or $0.82 per diluted share, for the same quarter of 2009.

Fourth-quarter 2010 results benefited from a $34 million, or $0.09 per diluted share, change in estimate affecting deferred income taxes.

Net income for 2010 was $1.5 billion, or $4.00 per diluted share, an increase of 45 percent, compared with $1.0 billion, or $2.76 per diluted share, in 2009.

"During 2010 we profitably grew the business, invested in the franchise, generated significant levels of cash, and produced attractive returns for our shareholders," said CEO Wick Moorman. "We have every reason to believe that 2011 will be an even stronger year for us."

Fourth-quarter railway operating revenues were $2.4 billion, 14 percent higher compared with the same period a year earlier.  For 2010, railway operating revenues increased 19 percent to $9.5 billion compared with 2009.

General merchandise revenues were $1.2 billion, up 10 percent compared with fourth-quarter 2009.  For 2010, general merchandise revenues were $5.0 billion, 20 percent higher compared with 2009.  General merchandise traffic volume increased 3 percent in the quarter and 14 percent for the year compared with the same periods of 2009.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                                World Wide Web Site: www.nscorp.com

                                                     Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

Coal revenues in the fourth quarter were $685 million, up 18 percent compared with the same period last year.  For 2010, coal revenues were $2.7 billion, 20 percent higher compared with 2009.  Coal traffic volume increased 12 percent in the quarter and 10 percent for the year compared with the same periods of 2009.

Intermodal revenues were $471 million, up 16 percent compared with fourth-quarter 2009.  For the year, intermodal revenues were $1.8 billion, up 17 percent compared with 2009.  Intermodal traffic volume increased by 13 percent in the fourth quarter and 16 percent for 2010 compared with the same periods of 2009.

Railway operating expenses were $1.8 billion for the fourth quarter, 12 percent higher compared with the same period a year earlier.  For 2010, railway operating expenses were $6.8 billion, up 14 percent compared with 2009, primarily due to fuel expenses and higher costs associated with compensation and benefits.

Income from railway operations was $642 million for the fourth quarter, up 17 percent, and $2.7 billion for the year, up 36 percent, compared with the same periods of 2009.

The fourth-quarter railway operating ratio improved by 1 percent to 73.2 percent compared with the same period last year.  For 2010, the railway operating ratio improved by 5 percent to 71.9 percent compared with 2009.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                             World Wide Web Site:  www.nscorp.com